Exhibit 107

CONFIDENTIAL

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Banc of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c) and (f)(1)	78,829,025 (1)	$7.49	$590,429,400.40 (3)	0.00011020	$65,065.32
	Equity	7.75% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share	457(c) and (f)(1)	513,250 (2)	$1,000	$513,250,000 (4)	0.00011020	$56,560.15
	Equity	Depositary Shares (each representing a 1/40th interest in a share of 7.75% Non-Cumulative Perpetual Preferred Stock, Series F)	—	(6)	(6)	(6)	(6)	(6)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,103,679,400.40	0.00011020	$121,625.47
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$121,625.47

(1)
The number of shares of common stock, par value $0.01 per share, of Banc of California, Inc. (“BANC” and such shares, the “BANC common stock”) being registered is based upon (i) the exchange ratio of 0.6569 of a share of BANC common stock for each share of common stock, par value $0.01 per share, of PacWest Bancorp (“PACW” and such shares, the “PACW common stock”) multiplied by (ii) an estimate of the number of shares of PACW common stock outstanding as of August 23, 2023 or issuable or expected to be exchanged in connection with the merger of Cal Merger Sub, Inc., a wholly owned subsidiary of BANC, with and into PACW (the “first merger”), which equals 120,001,561, which is the sum of: (a) 118,542,777 shares of PACW common stock outstanding as of August 23, 2023, plus (b) 1,458,784 shares of PACW common stock issuable upon vesting of restricted stock awards granted under the PACW stock plan outstanding as of August 23, 2023.

(2)
Represents the number of shares of 7.75% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share, of BANC (the “BANC preferred stock”) to be issued to holders of record of 7.75% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of PACW (“PACW preferred stock”), in connection with the merger of PACW, with and into BANC (the “second merger”). This number is based on the number of shares of PACW preferred stock outstanding as of August 23, 2023, and the exchange of each such share for one share of BANC preferred stock, pursuant to the merger agreement.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the high and low prices of PACW common stock as reported on the NASDAQ Stock Market LLC on August 23, 2023 ($7.49) multiplied by (ii) the maximum number of shares of PACW common stock to be converted in the first merger, calculated as set forth in note (1) above (120,001,561).

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The aggregate offering price is (i) the book value per share of PACW preferred stock as of August 23, 2023 ($1,000) multiplied by (ii) the maximum number of shares of PACW preferred stock to be converted in the first merger, calculated as set forth in note (2) above (513,250).

(5)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00011020.

(6)	No separate registration fee will be payable in respect of the depositary shares each representing a 1/40th interest in a share of BANC preferred stock.